UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Brown & Brown, Inc.
(Name of Registrant as Specified In Its Charter)

_____________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 13, 2010

Re:	Brown & Brown Inc. Annual Shareholders’ Meeting – Supplemental Proxy Materials

Shareholders:

We have previously mailed proxy materials, including the 2010 Proxy Statement that we filed with the Securities and Exchange Commission on March 19, 2010 (the "Proxy Statement"), in connection with the Annual Meeting of Shareholders of Brown & Brown, Inc. (the "Company"), which is scheduled to occur on April 28, 2010.

As disclosed in the Proxy Statement under the heading "Proposal 2 – 2010 Stock Incentive Plan" on page 32, and in the last paragraph on page 35, the Company expects to continue to make grants of restricted stock with performance-based and time-based vesting conditions similar to those included in past awards under the Company's Performance Stock Plan ("PSP"), as well as grants of other equity incentives permitted under the 2010 Stock Incentive Plan (the “Incentive Plan”).  A proxy advisory group has identified the need for further clarification on this point.  While business, legal, tax, accounting and other factors may affect the types and amounts of future awards made under the Incentive Plan, our Compensation Committee commits that at least 1.7 million of the shares that will be available under the Incentive Plan will include such vesting conditions.  We are confirming this because we understand that such confirmation is relevant to at least one proxy advisory group’s decision as to whether or not to recommend that Brown & Brown, Inc. shareholders approve the Incentive Plan at the Company’s upcoming Annual Shareholders’ Meeting.

Sincerely,

Laurel L. Grammig
Secretary